Exhibit 99.1

Power Solutions International Announces Amendment to Credit Agreement

WOOD DALE, Ill., December 31, 2020 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced that it entered into a first amendment to its one-year senior secured revolving credit facility pursuant to that certain credit agreement dated March 27, 2020, between the Company and Standard Chartered Bank (“Standard Chartered”).

Among other items, the first amendment provides the Company with a waiver with regard to the minimum Consolidated EBITDA requirement for the quarters ended June 30, 2020 and September 30, 2020, amends the calculations of the interest coverage ratio and minimum Consolidated EBITDA, reduces the minimum Consolidated EBITDA and Consolidated Interest Coverage Ratio thresholds for the quarter ended December 31, 2020, and removes the 60-day extension option for the maturity date. The Company incurred a customary amendment fee associated with the amendment, however, there were no changes to the interest rate of LIBOR plus 2% per annum.

Additional details on the amendment can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2020.

Management Commentary

John Miller, chief executive officer, commented, “We appreciate the support and flexibility that Standard Chartered has provided to us during a year that has been impacted by the COVID-19 pandemic. As we enter 2021, we are focused on securing a financing solution to support the Company’s strategy and look forward to working closely with Weichai, our strategic partner, and continuing discussions with Standard Chartered.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the Securities and Exchange Commission (the “SEC”) and the criminal division of the United States Attorney’s Office for the Northern District of Illinois (the “USAO”), which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; any delays and challenges in recruiting key employees consistent with the Company’s plans; risks related to complying with the terms and conditions of the settlements with the SEC and USAO; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the impact the coronavirus pandemic could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s common stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC. The

Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com